                                                                      EXHIBIT 12

                       RATIO OF EARNINGS TO FIXED CHARGES

                        OMEGA HEALTHCARE INVESTORS, INC.

                            AUGUST 14, 1992               YEAR ENDED DECEMBER 31
                             (INCEPTION) TO      ----------------------------------------
                          DECEMBER 31, 1992(1)    1993       1994       1995       1996E
                          --------------------   -------    -------    -------    -------
                                       (IN $1,000, EXCEPT RATIO)
Earnings before
  extraordinary item....         $4,424          $11,573    $17,777    $29,490    $34,590
Fixed Charges:
  Interest..............            266            4,317      9,520     14,262     20,247
  Amortization of debt
     issue costs........             40              288      1,029      1,063        524
                                -------          -------    -------    -------    -------
Total fixed charges.....            306            4,605     10,549     15,325     20,771
                                -------          -------    -------    -------    -------
Earnings before Fixed
  Charges...............         $4,730          $16,178    $28,326    $44,815    $55,361
                                =======          =======    =======    =======    =======
Ratio...................          15.45x            3.51x      2.69x      2.92x      2.67x

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(1) Operations Commenced on August 14th, 1992.